EXHIBIT 99.1

1.877.WESTAFF www.westaff.com

Westaff Receives Proposal from Select Staffing

WALNUT CREEK, Calif., December 29, 2008 – Westaff, Inc. (NASDAQ: WSTF), a leading provider of staffing services, announced today that it has received a proposal from Koosharem Corporation (as Select Staffing) under which Select Staffing would acquire all of the outstanding shares of Westaff common stock not owned by DelStaff, LLC for $1.25 per share in cash and all of the shares owned by DelStaff, LLC (which shares represent approximately 49.3% of the outstanding shares of Westaff common stock) for first lien debt issued by Select Staffing having a value roughly equivalent to $1.25 per share.  Select Staffing’s proposal is subject to significant conditions, including the completion of due diligence and the satisfactory negotiation and execution of definitive transaction documents.  There can be no assurance that Select Staffing’s proposal will result in a transaction.  Westaff has agreed to an exclusive period of negotiation with Select Staffing through January 14, 2009 in order to consider and negotiate the proposed acquisition.  Westaff continues to evaluate other alternatives including continuing its operations as an independent company.

About Westaff

Westaff provides staffing services and employment opportunities for businesses in global markets.  Westaff annually employs more than 100,000 people and services thousands of client accounts throughout the United States.  For more information, please visit the company Web site at www.westaff.com.

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This press release contains forward-looking statements within the meaning of the U.S. securities laws. Forward-looking statements in this release are generally identified by words such as “expects,” “believes,” “will,” “would,” “should” and similar expressions that are intended to identify forward-looking statements.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  All forward-looking statements are qualified in their entirety by this cautionary statement.  Forward-looking statements contained herein include, but are not limited to, statements regarding (i) Westaff’s exploration of alternatives including continuing its operations as an independent company and (ii) Select Staffing’s proposal for an acquisition of all of the outstanding shares of Westaff common stock.  The forward-looking statements contained herein involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these forward-looking statements.  Many of these risks and uncertainties cannot be controlled by Westaff.  These risks and uncertainties include, but are not limited to (i) the risk that the conditions to Select Staffing’s proposal might not be satisfied, and (ii) the risk that Select Staffing’s proposal might not result in definitive transaction documents or a transaction.  Additional information concerning the risks and uncertainties listed above, and other factors you may wish to consider, is contained in Westaff’s filings with the Securities and Exchange Commission, including the Westaff’s most recent Annual Report on Form10-K for the year ended November 3, 2007 and Quarterly Report on Form 10-Q for the quarterly period ended July 12, 2008.

Forward-looking statements are based on the beliefs and assumptions of Westaff’s management and on currently available information.  Westaff undertakes no responsibility to publicly update or revise any forward-looking statement except as required by applicable laws and regulations.

Investor/Media Relations Contact:

Stephen J. Russo

Chief Operating Officer

Westaff, Inc.

(P) (925) 951-4041

(E) srusso@westaff.com